Exhibit 11


                     AIR & WATER TECHNOLOGIES CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                    (in thousands except per share amounts)

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

                                                                                   1996            1995            1994
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
Primary Earnings (Loss) Per Share:
           1. Income (loss) from continuing operations                            $ (5,268)       $ (7,985)      $ (210,991)
           2. Less preferred dividends                                              (3,300)         (3,300)          (1,245)
           3. Loss from continuing operations applicable
                to common shareholders                                              (8,568)        (11,285)        (212,236)
           4. Loss from discounted operations                                           --              --          (42,787)
           5. Extraordinary item                                                        --              --           (8,000)
           6. Net loss applicable to common shareholders                            (8,568)        (11,285)        (264,023)
           7. Weighted average shares outstanding                                   32,018          32,018           27,632
           8. Loss per share from continuing operations (3/7)                      $ (0.27)        $ (0.35)         $ (7.68)
           9. Loss per share from discounted operations (4/7)                          --               --            (1.55)
          10. Loss per share on extraordinary item (5/7)                               --               --            (0.29)
          11. Net loss per share                                                   $ (0.27)        $ (0.35)         $ (9.52)

Fully Diluted Earnings (Loss) Per Share:
          12. Line 3, above                                                       $ (8,568)      $ (11,285)      $ (212,236)
          13. Add back preferred dividends                                           3,300           3,300            1,245
          14. Add back interest, in assumed conversion of the
                 Company's 8% Convertible Debentures                                 9,200           9,200            9,200
          15. Income (loss) from continuing operations                               3,932           1,215         (201,791)
          16. Loss from discounted operations                                           --              --          (42,787)
          17. Extraordinary item                                                        --              --           (8,000)
          18. Net income (loss)                                                    $ 3,932         $ 1,215       $ (252,578)
          19. Weighted average shares outstanding (Line 7)                          32,018          32,018           27,632
          20. Add additional shares issuable upon assumed
                conversion of preferred shares from date of issuance                 4,800           4,800            1,802
          21. Add additional shares issuable upon assumed conversion
                of the Company's 8% Convertible Debentures                            3,833           3,833            3,833
          22. Adjusted weighted average shares outstanding                          40,651          40,651           33,267
          23. Earnings (loss) per share from continuing operations
                (15/22)                                                             $ 0.10          $ 0.03          $ (6.07)
          24. Loss per share from discounted operations (16/22)                         --              --            (1.29)
          25. Loss per share from extraordinary item (17/22)                            --              --            (0.23)
          26. Net income (loss) per share (12/15)*                                  $ 0.10          $ 0.03          $ (7.59)

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*Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.
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